EXHIBIT 10

BRH IV-B AGREEMENT

TOTAL RETURN SWAP AGREEMENT

THIS TOTAL RETURN SWAP AGREEMENT (this “Swap Agreement”), dated as of October 25, 2010, is by and among Brookfield US REP TRS LLC, a Delaware limited liability company (“Party A”) and Brookfield REP Investments IV-B LLC, a Delaware limited liability company (“Party B”, and together with Party A, the “Parties”) and, solely with respect to Section 8 hereof, Brookfield Asset Management Inc., an Ontario corporation (the “Guarantor”).

RECITALS:

WHEREAS, Party A is an indirect, wholly-owned subsidiary of Brookfield Asset Management, Inc., an Ontario Corporation;

WHEREAS, Party B is a member of the Consortium to which certain investors will subscribe and make a capital commitment;

WHEREAS, Party B is governed by that certain Amended and Restated Limited Liability Company Agreement, dated as of October 25, 2010 (as the same may be amended or restated from time to time, the “Party B Agreement”); and

WHEREAS, Party A and Party B desire to enter into a total return swap (the “Swap”) in connection with the acquisition by Party A of a portion of the Investment in accordance with that certain purchase agreement between Party A and REP Investments LLC, a Delaware limited liability company (“REP”).

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Definitions.  All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Party B Agreement.

2.           Transactions as of the Trade Date.

(a)           Obligations of Party A.  As of the date of the Closing (as defined in the Restructuring Proposal) (such date, the “Trade Date”), Party A shall acquire Party B’s Consortium Percentage Interest in the Shares, GGO Shares, New Warrants and GGO Warrants (as each such term is defined under the Restructuring Proposal) and any additional securities or other property (other than cash) received in respect of any of the foregoing as a result of any dividend, distribution, stock split, recapitalization, exchange or other event (collectively, the “Securities”).

(b)           Obligations of Party B.  As of the Trade Date, Party B shall deposit cash collateral with Party A in an amount equal to the product of (A) the Purchase Price (as defined in the Restructuring Proposal) multiplied by (B) Party B’s Consortium Percentage Interest (such product, the “Collateral Amount”).

3.           Payments.  Party A shall pay to Party B 100% of any cash payments (including, without limitation, ordinary dividends, capital gain dividends and returns of capital distributions) received by Party A in respect of the Securities, in each case as soon as reasonably practicable following receipt thereof.

4.           Settlement Terms.

(a)           Transfer or Disposition of Securities.  Party A shall not transfer or dispose of any portion of the Securities except at the express direction of Party B, which Party B may direct in whole or in part at any time, subject to the terms of the Party B Agreement and any other applicable contractual limitations.

(b)           Net Cash Settlement.

(i)           Upon any disposition of all or a portion of the Securities for an amount of net cash proceeds equal to or greater than the Collateral Amount attributable to the Securities being disposed, Party A shall (A) pay to Party B any excess of such net cash proceeds over the Collateral Amount attributable to such Securities being disposed and (B) return to Party B the portion of the Collateral Amount attributable to such Securities.

(ii)           Upon the disposition of all or a portion of the Securities for an amount of net cash proceeds less than the Collateral Amount attributable to the Securities being disposed, Party A shall return to Party B (i) the Collateral Amount attributable to the Securities being disposed reduced by (ii) the difference between such Collateral Amount and the net cash proceeds received from the disposition of such Securities.

(c)           In-Kind Settlement.  Party B may elect at any time, in its sole discretion, to settle all or any portion of the Swap in kind.  To the extent Securities are transferred in connection with an in-kind settlement, the Collateral Amount deposited by Party B with Party A in respect of such Securities shall be retained by and solely for the benefit of Party A.

5.           Exercise of Voting and Control Rights.  Party A shall not exercise any voting or other control rights in respect of the Securities except as and to the extent expressly directed by Party B.

6.           Tax Treatment.  The Parties agree to treat Party B as the recipient of all income or gain received in respect of or upon the disposition of the Securities for U.S. federal income tax purposes, and shall prepare and file any and all U.S. federal income tax returns and reports and shall withhold and pay all U.S. federal income and withholding taxes on that basis.

7.           Termination.  This Swap Agreement shall terminate upon the settlement, pursuant to Section 4, of all of the Securities.

8.           BAM Guarantee.

(a)           Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees to Party B the prompt payment and performance of all of Party A’s obligations under Sections 2(a), 3, 4 and 5 (collectively, the “Obligations”).

(b)           Guarantee to the Maximum Extent Permitted by Law.  The liability of the Guarantor hereunder is an absolute and unconditional guarantee of payment and performance as and when due, and not of collection.  The liability of the Guarantor hereunder is several from and independent of the Obligations that are hereby guaranteed and of the liabilities of any other parties to the maximum extent permitted by law; provided, however, that notwithstanding anything herein to the contrary in no event will Party B be entitled to more than the full payment to which it is entitled as set forth in Sections 2(a), 3, 4 and 5 herein (plus any costs of enforcement as set forth in Section 8(d) below).  The Guarantor’s liability hereunder may be enforced against the applicable Guarantor after nonpayment or nonperformance by Party A of any of the Obligations without requiring Party B to resort to any other Person (including, without limitation, Party A) or any other right, remedy or collateral; provided, however, that Party B shall give Party A and the Guarantor not less than ten (10) business days prior notice prior to enforcing its rights hereunder against the Guarantor.

(c)           Waivers.  The Guarantor hereby waives notice of acceptance of the guarantee described herein, and all presentment, demand, protest, notice of protest and notices of default or dishonor of any obligation guaranteed hereby and all other surety defenses generally.  No extension of time or other indulgence or release of liability or collateral granted by Party B to Party A will release or affect the obligations of the Guarantor hereunder and no act, omission or delay on the part of Party B in exercising any rights hereunder or in taking any action to collect or enforce payment of any of the Obligations shall be a waiver of any such right or release or affect the Obligations.  The rights of Party B pursuant to this Section 8 shall not be impaired by any bankruptcy, insolvency, arrangement, assignment for the benefit of creditors, reorganization or other debtor relief proceedings under any federal or state law, whether now existing or hereafter enacted, with respect to Party A or the Guarantor or if for any other reason Party A has no legal obligation to discharge any of the Obligations.

(d)           Costs of Enforcement.  The Guarantor agrees to indemnify Party B for all reasonable out-of-pocket costs and expenses, including, without limitation, attorneys’ fees and costs (whether or not legal action be instituted) incurred or paid by Party B in enforcing this guarantee.

(e)           Term.  This guarantee shall be effective as of the date first above written and shall remain in full force and effect until such time as the Obligations have been satisfied or terminated in accordance with this Swap Agreement.

(f)           No Other Beneficiaries.  The provisions of this guarantee are solely for the benefit of Party B.   Nothing in this Section 8, express or implied, is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under or in respect of this guarantee or any provision contained herein.

9.           Miscellaneous.

(a) Notices.  All notices or other communications to be given hereunder to a Member shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission or telecopy addressed as follows or such other address as may be substituted by notice as herein provided:

(i)	If to Party A:

Brookfield US REP TRS LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

(ii)	If to Party B:

Brookfield REP Investments IV-B LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

(iii)	If to the Guarantor:

Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

(b) Successors and Assigns.  The provisions of this Swap Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties hereto.  The rights and obligations of Party A under this Swap Agreement may be assigned only with the prior written consent of Party B.  The rights and obligations of Party B under this Swap Agreement may be assigned only in connection with a Transfer of Interests permitted by or otherwise made in accordance with the provisions of the Party B Agreement.

(c) Further Assurances.  Each Party hereby agrees to take or cause to be taken such further actions, to duly execute and deliver or cause to be executed and delivered such further agreements, assignments, instructions, documents and instruments as may be necessary or as may be reasonably requested by any Party in order to fully effectuate the purposes, terms and conditions of this Swap Agreement.

(d) Amendment.  Neither this Swap Agreement nor any provision hereof may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement by each Party.

(e) No Third Party Beneficiaries.  Except as expressly set forth in Section 8(f), it is understood and agreed among the Parties that this Swap Agreement and the agreements made herein are made expressly and solely for the benefit of the Parties hereto, and that no other Person shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

(f) Applicable Law.  This Swap Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.  Each Party hereby agrees that any legal action or proceeding with respect to or in connection with this Swap Agreement shall, to the fullest extent permitted by applicable law, be brought and maintained exclusively in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and by execution hereof each Party irrevocably submits to the jurisdiction of such courts for the purposes of any such action or proceeding, and irrevocably agrees to be bound by any judgment rendered by any such court in connection with such action or proceeding.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.

(g) Waiver of Jury Trial.  Each of the Parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Swap Agreement, or the validity, interpretation or enforcement thereof

(h) Counterparts.  This Swap Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i) Construction.  The captions used in this Swap Agreement are for convenience only and shall not affect the meaning or interpretation of any of the provisions of this Swap Agreement.  As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.  The words “hereof’, “herein”, and “hereunder”, and words of similar import, when used in this Swap Agreement shall refer to this Swap Agreement as a whole and not to any particular provision of this Swap Agreement.  The use of the word “including” is not intended to be limiting in any respect and shall be interpreted as “including, without limitation.”  This Swap Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Swap Agreement or the relative bargaining power of the parties.  Without limiting the generality of the foregoing, the doctrine of contra proferentem shall not have any application to the construction of this Swap Agreement.

(j) Severability.  If any term or provision of this Swap Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, then the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

(k) Entire Agreement.  This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Swap Agreement as of the date first above written.

PARTY A:

Brookfield US REP TRS LLC

By:	Brookfield US Corporation

By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Vice President

PARTY B:

Brookfield REP Investments IV-B LLC

By:	Brookfield Asset Management Private Institutional Capital Adviser (Canada) L.P., its managing member

By:	Brookfield Private Funds Holdings Inc., its general partner

By:	/s/ Yuriy Zubatyy
Name: Yuriy Zubatyy
Title: Vice President

By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Vice President

Solely with respect to Section 8:

GUARANTOR:

Brookfield Asset Management, Inc.

By:	/s/ Joseph Freedman
Name: Joseph Freedman
Title: Senior Managing Partner

[Signature Page to Total Return Swap Agreement]